SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

      THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Second Amendment") is made as of October 12, 2000, by and among Buyer (as defined in the Agreement) and the Shareholders (as defined in the Agreement) and Homada LLC, a California Limited Liability Company.

                                    RECITALS

      A. Each of the parties hereto, except Homada LLC, is a party to that certain Stock Purchase Agreement dated as of October 27, 1999 (the "Agreement"), as amended December 15, 1999.

      B. Buyer has not made the cash payment due under Section 2.02(a)(iii) of the Agreement on March 10, 2000, but has established an Escrow Account pursuant to Section 2.02(b) of the Agreement.

      C.    Shareholders have assigned all of their respective rights under
            Section 2.04 of the Agreement to Homada, LLC, a California Limited Liability Company.

      D. The Buyer desires to have the right to extend the time to make certain cash payments to Shareholders under the Agreement.

      E. The Shareholders have requested that, in return for such possible delay in receiving cash payments, that they receive additional security in the form of Buyer Common Stock and a personal guaranty by Max Munn of Buyer's payment obligations under the Agreement.

      F. The parties recognize that the present Fair Market Value of Buyer Common Stock is depressed and Buyer desires that such shares remain in escrow so that the Fair Market Value may increase over time.

      G. Each of the parties hereto desires to amend the Agreement as set forth herein, and desire that, except as set forth in this Second Amendment, the Agreement shall remain in full force and effect.

      NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement (without regard to this Second Amendment).

      2. Amendment. The Agreement is hereby amended as follows on and as of, and only upon, the date hereof:

            (a) Section 2.02(a)(iii) is amended to read as follows:

      "(iii) Three Million Three Hundred Eighty-seven Thousand Five Hundred Twenty-six Dollars ($3,387,526) payable as follows in accordance with
      Schedule 2.02(a)(iii):

            "(A) One Million Dollars ($1,000,000) shall be paid to Shareholders by Buyer on or before October 30, 2000;

            "(B) One Million Three Hundred Eighty-seven Thousand, Five Hundred Twenty-six Dollars ($1,387,526) shall be paid to Shareholders from available cash in Concepts 4, Inc. upon execution of this Second Amendment or at such other time(s) as agreed to jointly and in good faith by James McCorry, currently the President of Habitat Solutions, Inc. and a representative of the Shareholders. Permission to withdraw cash from Concepts 4, Inc. shall not be unreasonably withheld by either party.

            "(C) One Million Dollars ($1,000,000) shall be paid to Shareholders by Buyer no later than December 10, 2000. Part of said payment may be paid to Shareholders from available cash in Concepts 4, Inc. in the discretion of a representative of the Shareholders. Permission to withdraw cash from Concepts 4, Inc. shall not be unreasonably withheld by either party.

      "Interest will accrue on the payments due under Subparagraphs (A), (B) and
      (C), above, at eight percent (8%) per annum, based upon a 365-day year, from the applicable due dates set forth above."

            (b) Section 2.02(c) shall be amended in its entirety as follows:

      "(c) Having failed to make the payment due pursuant to former Section 2.02(a)(iii), Buyer delivered to an escrow account (the "Escrow Account"), established by U.S. Bank Trust, N.A. (the "Escrow Agent") restricted Buyer Common Stock (the "Escrow Shares") the Fair Market Value of which was equal to Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight Dollars ($2,822,938). The escrow agreement shall terminate on the earlier of (i) March 10, 2005, or (ii) the date on which Buyer pays the Shareholders the amounts due pursuant to Sections 2.02(a)(iii), (iv),
      (v), (vi), (vii), hereof. In the event that prior to March 10, 2001, Buyer does not pay the cash due pursuant to Section 2.02(a)(iii), Shareholders shall have the option, in their sole discretion, to take delivery of Escrow Shares having a fair market value on March 10, 2001 of $3,387,526, less the amount of any payments already made pursuant to Section 2.02(a)(iii). Any securities, non-cash dividends or other property distributable in respect of the Escrow Shares shall be delivered to the Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. The fees of the Escrow Agent shall be borne by Buyer."

            (c) Section 2.02(d) shall be added to the Agreement to read as follows:

      "(d) If any payments due under Section 2.02(a)(iii)(A), (B) or (C) of the Agreement is not made within 10 days of the date first due, said payment may be paid from the available cash in Concepts 4, Inc. in an amount determined in good faith by a representative of the Shareholders, based upon a review of the cash position and anticipated cash needs of Concepts 4, Inc.

            (d) Section 2.02(e) shall be added to the Agreement to read as follows:

      "(e) If and only if all of the payments due under Section 2.02(a)(iii)(A),
      (B) and (C) of the Agreement, as amended, are paid in cash, in full to Shareholders, in an amount not less than $3,387,526, then for so long as Buyer Common Stock is held in the Escrow Account and Buyer is not in Default (as defined below), the Shareholders will not, alone or in concert with others, directly or indirectly: (i) by purchase or otherwise, acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any Buyer Common Stock, or direct or indirect rights (including convertible securities) or options to acquire such ownership, with the exception of the ownership of such Buyer Common Stock as is delivered to Shareholders out of the Escrow Account; (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of beneficial ownership of Buyer Common Stock (or direct or indirect rights, including convertible securities, or options to acquire such beneficial ownership) for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Buyer or any of its affiliates, whether or not any parties other than the Shareholders and affiliates and associates are involved and whether or not such proposal might require the making of a public announcement; (iii) make, or in any way participate in, any "solicitation" or "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Buyer or any of its affiliates; provided, however, that the foregoing shall not restrict any actions with respect to matters (other than matters relating to the election of directors or the composition of the Buyer's Board of Directors) submitted to a shareholder vote which matters are not proposed or initiated by any Shareholder or any affiliates or associates or by any person acting in concert with or at the direction of any Shareholder or any affiliates or associates; (iv) form, join or in any way participate in a "group" (as such term is used in Section 13d(3) of the Exchange Act) with respect to any securities of the Buyer in connection with any action or matter otherwise prohibited by the terms of this agreement; (v) initiate or propose any shareholder proposals for submission to a vote of shareholders with respect to the Buyer or any of its affiliates or propose any person for election to the Board of Directors of the Buyer or any of its affiliates; or (vi) otherwise seek to control the management or policies of the Buyer or any of its affiliates, including, without limitation, taking any action to seek to obtain representation on the Board of Directors of the Buyer or any of its affiliates. Notwithstanding anything else to the contrary, nothing in this agreement shall prevent the Shareholders from (1) taking any action required of them under State or Federal laws or regulations or (2) voting, in their complete discretion, any shares of

      Buyer Common Stock which is released from the Escrow Account and delivered to them pursuant to the terms of the Agreement. For purposes of this Amendment, Default shall mean the occurrence of any of th-1- -1- e following events: (1) Buyer shall have failed to deliver Escrow Shares into the Escrow Account pursuant to Sections 2.02(c) or 2.02(f)(ii) or 2.04(b), or (2) Buyer shall have failed to make a payment when due under a Buyer Promissory Note issued to Shareholders pursuant to Section 2.02(f)(i) of the Agreement, as amended, or (3) Buyer shall have failed to make a payment when due under a Buyer Promissory Note issued to Homada LLC pursuant to Section 2.04(a) of the Agreement, as amended."

            (e) If and only if all of the payments set forth in Section 2.02(a)(iii)(A), (B) and (C) of the Agreement, as amended, are paid in cash to Shareholders in an amount not less than $3,387,526 prior to December 10, 2000, then for so long as Buyer Common Stock is held in the Escrow Account and Buyer is not in default on any payment due under the Agreement, as amended, the Shareholders will vote the Escrow Shares in support of the election of the nominees to the Buyer's Board of Directors proposed by either the current Buyer Board of Directors or the members of the Board of Directors who have been nominated to the Board by the current Board of Directors (or such of their successors who have been nominated by the Board members so nominated). Upon execution of this Amendment, the Shareholders shall execute the Proxy attached hereto as Exhibit B. The executed proxies shall be held by the Escrow Holder until December 10, 2000. If Buyer shall have paid a sum not less than $3,387,526 to Shareholders pursuant to Section 2.02(a)(iii) of the Agreement by that date, then the proxies shall be delivered to Buyer. If said sums have not been paid to Shareholders by that date, the proxies shall be returned to Shareholders."

            (f) In the event that Buyer makes the cash payments due under
      Section 2.02(a)(iii)(A) and (B) of the Agreement, as amended, in the total amount of $2,387,526 on the dates and in the amount set forth therein, Jerry Howard shall withdraw his name from contention as a member of the Board of Directors of Buyer at its next annual Shareholder's meeting.

            (g) Section 2.02(b) shall be deleted in its entirety.

            (h) The following paragraph is added to the Agreement as 2.02(f):

      "(f) In the event that Buyer fails to pay the amounts due pursuant to
      Section 2.02(a) (iv), (v), (vi) or (vii) within fifteen (15) Business Days of the dates such cash payments are due, Buyer shall:

            "(i) deliver to Shareholders a Buyer's Promissory Note, in substantially the form as attached hereto as Exhibit A, and in the full amount of the payment due, bearing interest of eight percent per annum from the payment date as set forth in Section 2.02(a)(iv), (v), (vi) or
      (vii), as applicable, and payable in full within one year; and

            "(ii) deliver into the Escrow Account Buyer's Common Stock the fair market value of which is equal to the shortfall, if any, between the Fair Market Value of all

      Buyer's Common Stock held in the Escrow Account pursuant to Section 2.02(b) and the combined total of (1) the amount of any cash payments then due to Shareholders, (2) the principal amount of the outstanding Buyer Promissory Notes issued to Shareholders by Buyer pursuant to this Section 2.02(f)(i), plus interest due thereon, less payments previously made on said Notes, and (3) the principal amount of the outstanding Buyer Promissory Notes issued to Shareholders by Buyer pursuant to Section 2.04(a)(i), (ii) or (iii), plus interest due thereon, less payments previously made on said notes. Fair Market Value of the Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date the applicable cash payment was to be paid pursuant to Section 2.02(a)(iv), (v), (vi) or (vii), as applicable. If Buyer Common Stock is no longer traded on the NASDAQ or on the Over the Counter Market on a regular basis, Fair Market Value shall be computed by using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Buyer Common Stock ceased trading on the NASDAQ and/or Over the Counter Market. Shares placed in the Escrow Account pursuant to this section shall remain in the Escrow Account until the earlier of (i) the date on which Buyer pays the Shareholders the amount of all cash payments then due pursuant to Sections 2.02(a)(iii), (iv), (v), (vi) and (vii); (ii) the exercise by Shareholders of their option to receive Buyer Common Stock if Buyer's Promissory Notes are not paid when due; or (iii) March 10, 2005. In the event that Buyer has not paid any Buyer Promissory Note within 30 days of its original due date, then Shareholders shall have the option to receive Buyer Common Stock out of the Escrow Account in an amount equivalent to the amount then due under the defaulted Buyer Promissory Note, including interest thereon. The Fair Market Value of the Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which the Shareholders exercise their option to take delivery of Buyer Common Stock in payment of the Buyer Promissory Note. If Buyer Common Stock is no longer traded on the NASDAQ or on the Over the Counter Market on a regular basis, Fair Market Value shall be computed by using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Buyer Common Stock ceased trading on the NASDAQ and/or Over the Counter Market. Any securities, non-cash dividends or other property distributable in respect of the Escrow Shares shall be delivered to the Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. The fees of the Escrow Agent shall be borne by Buyer.

      "Payments due under any Buyer Promissory Note(s) issued pursuant to
      Section 2.02(f)(i) of the Agreement, as amended, shall be payable directly from Buyer or from the available cash in Concepts 4, Inc. Payments towards any buyer Promissory Note may be made from Concepts 4, Inc. in the discretion of a representative of the Shareholders, but, only if, in the good faith business judgment of said representative of the Shareholders, after making any such payment, Concepts 4, Inc. will retain sufficient cash to meet its cash flow requirements for the following three (3) month period, based upon a review of the cash position and anticipated cash needs of Concepts 4, Inc. In the event that payments due under a Buyer Promissory Note are made from the available cash of Concepts 4, Inc., an amount equal to ten percent of any such payment shall be paid by Concepts 4, Inc. to

      Buyer."

            (i) The following paragraph is added to the Agreement as 2.02(g):

      "(g) In the event that the Fair Market Value of the Buyer Common Stock held in the Escrow Account pursuant to Sections 2.02(c), 2.02(f) or 2.04(b) falls below the combined total of (i) the amount of any cash payment then due to Shareholders, (ii) the principal amount of the outstanding Buyer Promissory Notes issued to Shareholders by Buyer pursuant to Section 2.02(f)(i), plus interest due thereon, less payments previously made on said notes and (iii) the principal amount of the outstanding Buyer Promissory Notes issued to Homada LLC by Buyer pursuant to Section 2.04(b), plus interest due thereon, less payments previously made on said notes, then the Shareholders shall deliver a notice to Buyer of such shortfall and Buyer shall deliver to the Escrow Agent additional shares of Buyer Common Stock within thirty (30) days of receipt of the Shareholders' notice so that the Fair Market Value of the Escrow Shares equals the Fair Market Value of the combined totals set forth in subparagraphs (i), (ii) and (iii) of this Section. The Fair Market Value of the Buyer Common Stock in the Escrow shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date of review. If Buyer Common Stock is no longer traded on the NASDAQ or on the Over the Counter Market on a regular basis, Fair Market Value shall be computed by using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Buyer Common Stock ceased trading on the NASDAQ and/or Over the Counter Market."

            (j) Section 2.04 of the Agreement shall be amended in its entirety as follows:

      "(a) Buyer shall make the following additional payments for the Shares, at the times and in the amounts specified below by delivery of Buyer's Promissory Notes made payable to Homada LLC, bearing interest at eight percent (8%) per annum, payable within eighteen months from the date of issuance (the "Earnout Notes"). The Earnout Notes shall be in the amounts set forth opposite each Shareholder's name on Schedule 2.04(a):"

            "(i) In the event the Company's EBIT during the First Earnout Period exceeds Three Million Dollars ($3,000,000), then (A) on December 15, 2001, Buyer shall pay to Homada LLC Three Hundred Twenty-Four Thousand Dollars ($324,000), cash and (B) within forty-five (45) days following the First Earnout Period, shall: (1) deliver to Homada LLC a Buyer Promissory Note (the "First Earnout Period Note") in the principal amount equal to One Dollar ($1) for each One Dollar ($1) that the Company's EBIT during the First Earnout Period exceeds Three Million Dollars ($3,000,000); provided, however, that the First Earnout Period Note shall not exceed One Million Five Hundred Thousand Dollars($1,500,000). The Company shall not be obligated to deliver any First Earnout Period Note to Homada LLC in the event that the Company's EBIT during the First Earnout Period is less than Three Million Dollars ($3,000,000)

            "(ii) In the event the Company's EBIT during the Second Earnout Period exceeds Six Million Dollars ($6,000,000) and the Company's EBIT during the second twelve month period following the Closing Date exceeds Three Million Dollars ($3,000,000), within forty-five (45) days following the Second Earnout Period, Buyer shall deliver to

      Homada LLC Buyer's Promissory Note (the "Second Earnout Period Note") having a principal amount equal to One Dollar ($1) for each One Dollar ($1) that the Company's EBIT during the Second Earnout Period exceeds Six Million Dollars ($6,000,000), minus (c) the amount of any First Earnout Period Note; provided, however, that the aggregate value of the Second Earnout Period Note and First Earnout Period Note shall not exceed Three Million Dollars ($3,000,000). The Company shall not be obligated to deliver any Second Period Earnout Note in the event that the Company's EBIT during the Second Earnout Period is less than Six Million Dollars ($6,000,000) or the Company's EBIT during the second twelve month period following the Closing Date equals or is less than Three Million Dollars ($3,000,000).

            "(iii) In the event that the Company's EBIT during the Third Earnout Period equals Nine Million Dollars ($9,000,000) and the Company's EBIT during the third twelve month period following the Closing Date exceeds Three Million Dollars ($3,000,000), within forty-five (45) days following the Third Earnout Period, Buyer shall deliver to Homada LLC Buyer's Promissory Note (the "Third Earnout Period Note") in an amount equal to One Dollar ($1) for each One Dollar ($1) that the Company's EBIT during the Third Earnout Period exceeds Nine Million Dollars ($9,000,000), minus
      (c) the value of any First Earnout Period Note and Second Earnout Period Note; provided, however, that the aggregate value of the Third Earnout Period Note, the First Earnout Period Note and the Second Earnout Period Note shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000). The Company shall not be obligated to deliver any Third Earnout Period Note to Homada LLC in the event that the Company's EBIT during the Third Earnout Period is less than Nine Million Dollars ($9,000,000) or the Company's EBIT during the third twelve month period following the Closing Date equals or is less than Three Million Dollars ($3,000,000).

      "(b) Buyer shall deliver to the Escrow Account established pursuant to
      Section 2.02(b) of the Agreement, Buyer Common Stock, the Fair Market Value of which is equal to the shortfall, if any, between the Fair Market Value of all Buyer's Common Stock held in the Escrow Account pursuant to Sections 2.02(b), 2.02(f) of the Agreement, as amended, or this Section 2.04(b) and the combined total of (1) the amount of any cash payments then due to Shareholders, (2) the principal amount of the outstanding Buyer Promissory Notes issued to Shareholders by Buyer pursuant to Section 2.02(f)(i), plus interest due thereon, less payments previously made on said Notes, and (3) the principal amount of the outstanding Buyer Promissory Notes issued to Homada LLC by Buyer pursuant to Section 2.04(a), plus interest due thereon, less payments previously made on said notes. The Fair Market Value of the Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date the Buyer's Promissory Note is to be delivered to Homada LLC pursuant to Section 2.04(a)(i), (ii) or (iii), as applicable. If Buyer Common Stock is no longer traded on the NASDAQ or on the Over the Counter Market on a regular basis, Fair Market Value shall be computed by using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Buyer Common Stock ceased trading on the NASDAQ and/or Over the Counter Market. Shares placed in the Escrow Account pursuant to this section shall remain in the Escrow Account until the earlier of (i) the date on which Buyer pays Homada LLC the full amount due under all Buyer Promissory Notes issued pursuant to Sections 2.04(a)(i), (ii) and (iii);
      (ii) the exercise by Homada LLC of its option to receive Buyer Common Stock if Buyer's Promissory Notes are not paid when due; or (iii) March 10, 2005. In the event that Buyer has not paid any Buyer Promissory Note within 7 months of its original due date, then Homada LLC shall have the option to take delivery of Buyer Common Stock out of the Escrow Account in payment of the defaulted Buyer Promissory Note in an amount equivalent to the amount then due under the defaulted Buyer Promissory Note, including interest thereon. The Fair Market Value of the Buyer Common Stock shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Homada LLC exercises its option to take delivery of Buyer Common Stock. Any securities, non-cash dividends or other property distributable in respect of the Escrow Shares shall be delivered to the Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. If Buyer Common Stock is no longer traded on the NASDAQ or on the Over the Counter Market on a regular basis, Fair Market Value shall be computed by using the daily average closing bid price per share of Buyer Common Stock for the ten (10) trading days immediately preceding the date on which Buyer Common Stock ceased trading on the NASDAQ and/or Over the Counter Market. The fees of the Escrow Agent shall be borne by Buyer."

      "(c) Payments due under any Buyer Promissory Note(s) issued pursuant to
      Section 2.04(a) shall be payable directly from Buyer or from the available cash in Concepts 4, Inc. Payments towards any buyer Promissory Note may be made from Concepts 4, Inc. in the discretion of a representative of the Shareholders, but, only if, in the good faith business judgment of said representative of the Shareholders, after making any such payment, Concepts 4, Inc. will retain sufficient cash to meet its cash flow requirements for the following three (3) month period, based upon a review of the cash position and anticipated cash needs of Concepts 4, Inc. In the event that payments due under a Buyer Promissory Note are made from the available cash of Concepts 4, Inc., an amount equal to ten percent of any such payment shall be paid by Concepts 4, Inc. to Buyer."

            (k) Except as specifically provided for in this Second Amendment, or pursuant to loan agreements with Foothill Capital Corporation in existence as of the date of this Amendment, until all payment obligations of Buyer to Shareholders under the Agreement have been fulfilled, Buyer shall not cause Concepts 4, Inc. to make any payment to Buyer or to any other party or to incur any further obligation on behalf of Buyer or any other party of any dividends, of any loans or in connection with any loans or any other payments or obligations of any kind. This provision will be binding upon any successor in interest of Buyer as a shareholder of Concepts 4, Inc. Notwithstanding the foregoing, Shareholders shall use their best efforts to arrange for a five year term loan for Concepts 4, Inc. in the amount of $300,000 from Foothill Capital Corporation or any other responsible lender, to be funded prior to December 10, 2000; all funds borrowed pursuant to said term loan shall be used exclusively to reduce the obligations owing to the

      Shareholders under Section 2.02(a)(iii)(C). If such funding is not received by such date, Shareholders shall continue to use their best efforts to obtain such borrowing after such date as long as the proceeds of such borrowing are used exclusively to reduce obligations owing to the Shareholders under the Agreement.

            (l) The Employment Agreements between Concepts 4, Inc. and Jerry Howard, John Mamer and Dennis Darlington, respectively, may be amended so that, in the event that (1) there is a Default by Buyer as defined in
      Section 2.02(e) of the Agreement, or (2) there is a change of ownership of Concepts 4, Inc. or, (3) there is a change of control in the Board of Directors of Buyer, then the liquidated damages amounts provided in Sections 7.6(b) and 7.6(c) of the respective Employment Agreements will be decreased by 1/24 of the liquidated damage amount specified in section 7.6(b) and by 1/12 of the liquidated damage amount specified in Section 7.6(c) for each month during which the employee remains employed by Concepts 4, Inc. following the anniversary date specified in the respective paragraphs.

      3. References. All references in the Agreement to "Agreement," "herein," "hereof," or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Agreement as amended by this Second Amendment.

      4. No Implied Amendments. Except as expressly provided herein, the Agreement is not being amended, supplemented, or otherwise modified, and the Agreement shall continue in force and effect in accordance with its terms.

      5. Attorneys Fees. If the services of an attorney are required by any party to secure the performance of this Second Amendment or otherwise on the breach or default of another party to this Second Amendment, or if any judicial remedy, litigation or arbitration is necessary to enforce or interpret any provision of this Second Amendment or the rights and duties of any person in relation to it, the prevailing party shall be entitled to reasonable attorney fees, costs, or other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Second Amendment or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law. For purposes of this section, "litigation" includes mandatory or voluntary arbitration or mediation of any dispute relating to this Agreement and includes proceedings before a court of law at the trial and/or appellate levels.

      6. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same agreement.

      7. Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Second Amendment, or caused this Second Amendment to be executed on its behalf by a representative duly authorized, as of the date first above written.

                                    INTERIORS, INC.

                                    By: /s/
                                       -----------------------------------------
                                       Max Munn
                                       President


                                    THE HOWARD FAMILY TRUST DATED MARCH 21, 2000

                                    /s/
                                    --------------------------------------------
                                    Jerry Howard, Trustee

                                    /s/
                                    --------------------------------------------
                                    Dennis Darlington

                                    THE MAMER FAMILY TRUST
                                    DATED OCTOBER 1, 1997

                                    By: /s/
                                       -----------------------------------------
                                       John Mamer, Trustee

                                    HOMADA, LLC

                                    By: /s/
                                       -----------------------------------------
                                       Jerry Howard, Managing Member

                                    /s/
                                    --------------------------------------------
                                    Jerry Howard

                                    /s/
                                    --------------------------------------------
                                    John Mamer

                                    EXHIBIT A

                                 PROMISSORY NOTE

            $______________                                 Mt. Vernon, New York

            [Date]

            For value received, I promise to pay to _____[Shareholder]_____ or order at Long Beach, California, or at such other place as may be designated in writing by the holder(s) of this Note the sum of ________________________________Dollars, with interest thereon from ___[date]___
on unpaid principal, until said principal is paid, at the rate of Eight Percent (8%) per annum, based upon a 365 day year. Principal and Interest shall be due in full on ___[date]__.

            Maker may prepay all or part of the principal balance due under this Note without penalty or charge.

            Each payment shall be credited first on interest then due and the remainder on principal; interest shall thereupon cease upon the principal so credited.

            In the event of any default in the payment of principal or interest as herein provided, all sums so due, including interest, shall bear interest at the rate set forth above, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law.

            Principal and interest shall be payable in lawful money of the United States.

            If an action is instituted on this note, the undersigned promises to pay such sum as the court may fix as attorney's fees.

                                        INTERIORS, INC.


                                        By:
                                           -------------------------------------
                                           Max Munn, President

                                    EXHIBIT B

Max Munn, Robert Conologue and David A. Schwartz, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Class A Common Stock, $.001 par value of Interiors, Inc. held of record by the undersigned on October 27, 2000, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on December 15, 2000 and at any adjournment or postponement thereof, as if the undersigned were present and voting at the meeting. This is a proxy coupled with an interest and is and shall be irrevocable if all of the payments set forth in Section 2.02(a)(iii)(A), (B) and
(C) of the Stock Purchase Agreement between the undersigned and Interiors, Inc., among others, dated October 27, 1999, as amended, are paid in cash to Shareholders, in an amount not less than $3,387,526 prior to December 10, 2000.

                             ELECTION OF DIRECTORS:

1) Max Munn,  2) Roger Lourie,  3) Richard Josephberg and 4) James G. Bloise

|X| For All Nominees       |_| Withhold All Nominees

      To withhold authority to vote for any individual nominee(s), write the nominee's names on the space(s) provided below:

-----------------------------------------------------------------------------

Dated___________________, 2000      ____________________________________________
                                    Signature

Dated___________________, 2000      ____________________________________________
                                    Signature if held jointly

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS